UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):   September 24, 2008
FIRSTFLIGHT, INC.

(Exact name of Registrant as specified in its charter)

Nevada	000-52593	87-0617649

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

236 Sing Sing Road, Elmira-Corning Regional Airport, Horseheads, NY	14845

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:   (607) 739-7148
N/A

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Effective September 29, 2008, the Board of Directors of FirstFlight, Inc. (the “Company”) appointed Gary Hart, age 55, as the Company’s Chief Operating Officer and Senior Vice President. Between December 2007 and July 2008, Mr. Hart was the Vice President & General Manager of Jet Domain, L.L.C. Prior to that and between May 2004 and September 2007, he was the Senior Vice President, Flight Operations and Director of Operations for NetJets Aviation, Inc. Before that, and between May 2002 and February 2004, he was the Vice President, Flight — Operational Control Position with Ameriflight, Inc. Mr. Hart was the President of Raytheon Travel Air between March 1997 and March 2002. Prior to that, he was employed as an executive with AMR Combs/ Business Jet Solutions and Martin Aviation Inc.
     Effective September 29, 2008, the Company and Mr. Hart also entered into a two year Employment Agreement, which automatically renews for additional one year terms unless either party notifies the other that it has elected not to renew the Agreement. Such Employment Agreement provides that Mr. Hart will receive an annual base salary of $200,000 and that he may also be awarded, in the Company’s sole discretion, periodic incentive or performance bonuses.
     Pursuant to the Employment Agreement, Mr. Hart will receive stock options to purchase an aggregate of 500,000 shares of the Company’s Common Stock, as follows: (i) 250,000 shares on the first anniversary date of the Employment Agreement; and (ii) 250,000 shares on the second anniversary date of the Employment Agreement. The price of each tranche of such stock option award shall be equal to the greater of: (i) the fair market value of the Company’s Common Stock as of the close of business on the day immediately preceding the grant date; or (ii) $.60 per share. Each trache of such stock option award shall vest one year following the date of grant and be exercisable for five years following vesting. Mr. Hart will also receive such fringe benefits and perquisites as are generally made available from time to time to Company executives as well as an automobile allowance of $700 per month. The Company will also pay the premium on a One Million Dollar term life policy which names the Company as a 50% beneficiary and such person(s) as Mr. Hart determines as 50% beneficiaries. The Company has also agreed pursuant to a letter agreement to reimburse Mr. Hart’s actual relocation expenses of up to $10,000 and to provide Mr. Hart with a one time allowance of $1,200 in order for him to rent a short term apartment during his relocation.
     In the event that Mr. Hart is terminated without “Cause” or “Good Reason”, as each such term is defined in the Employment Agreement, he will be entitled to six months base salary as severance as well as the continuation of his Company benefits for the severance period. In addition, all previously vested options awarded to him shall remain fully vested and any unvested options shall be forfeited. In the event that Mr. Hart’s employment with the Company terminates following a “Change of Control,” as such term is defined in the Employment Agreement, he will be entitled to six months base salary as severance as well as the continuation of his Company benefits for the severance period. In addition, all previously vested options awarded to him shall remain fully vested and all unvested options shall immediately vest. The Employment Agreement also contains covenants regarding non-solicitation, confidentiality, non-competition and cooperation customary to such agreements.
     There are no arrangements or understandings between Mr. Hart and any other persons with respect to his appointment as the Company’s Chief Operating Officer and Senior Vice President.

     In addition, there has been no transaction, nor is there any currently proposed transaction, to which the Company or any of its subsidiaries was or is to be a party in which Mr. Hart or any member of his immediate family, had, or will have, a direct or indirect material interest.

Item 9.01.	Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit No.	Description

99.1	Employment Agreement dated as of September 24, 2008 by and between FirstFlight, Inc. and Gary Hart.

99.2	Relocation Letter Agreement dated as of September 24, 2008 between FirstFlight, Inc. and Gary Hart.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

FirstFlight, Inc.
Date: September 29, 2008	By:	Keith P. Bleier
Keith P. Bleier
Senior Vice President and Chief Financial Officer